Exhibit (A)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

COBRA ELECTRONICS CORPORATION

at

$4.30 NET PER SHARE

Pursuant to the Offer to Purchase dated September 10, 2014

by

VENOM ELECTRONICS MERGER SUB, INC.,

a wholly-owned subsidiary of

VENOM ELECTRONICS HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, AT THE END OF THE DAY ON OCTOBER 7, 2014, UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

September 10, 2014

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 10, 2014 (as it may be amended or supplemented from time to time, what we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, what we refer to as the “Letter of Transmittal” and, together with the Offer to Purchase, what we refer to as the “Offer”) in connection with the offer by Venom Electronics Merger Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly-owned subsidiary of Venom Electronics Holdings, Inc., a Delaware corporation (which we refer to as “Parent”), to purchase all outstanding shares of common stock, par value $0.33 1/3 per share (which we refer to as “Shares”), of Cobra Electronics Corporation, a Delaware corporation (which we refer to as “Cobra”), at a purchase price of $4.30 per Share, net to the seller in cash without interest, less any applicable withholding taxes thereon, upon the terms and subject to the conditions of the Offer.

Also enclosed is Cobra’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $4.30 per Share, net to you in cash without interest, less any applicable withholding taxes thereon.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 27, 2014 (together with any amendments or supplements thereto, what we refer to as the “Merger Agreement”), among Parent, Purchaser and Cobra, pursuant to which, following the closing of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into Cobra (which we refer to as the “Merger”) with Cobra continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent.

4.	On August 27, 2014, the Cobra Board unanimously (i) authorized, approved and adopted the Merger Agreement and declared it advisable and in the best interests of Cobra and its stockholders for Cobra to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; (ii) authorized the execution and delivery of the Merger Agreement and the consummation by Cobra of the Merger; (iii) determined that Cobra is eligible to effect the Merger pursuant to Section 251(h) of the DGCL; (iv) approved the First Amendment to the Amended and Restated Rights Agreement dated November 3, 2011 and (v) recommended that, subject to the terms and conditions of the Merger Agreement, the stockholders of Cobra accept the Offer and tender their Shares pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on October 7, 2014, unless the Offer is extended by Purchaser or earlier terminated.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

COBRA ELECTRONICS CORPORATION

at

$4.30 NET PER SHARE

Pursuant to the Offer to Purchase dated September 10, 2014

by

VENOM ELECTRONICS MERGER SUB, INC.,

a wholly-owned subsidiary of

VENOM ELECTRONICS HOLDINGS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 10, 2014 (as it may be amended or supplemented from time to time, what we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, what we refer to as the “Letter of Transmittal” and, together with the Offer to Purchase, what we refer to as the “Offer”), in connection with the offer by Venom Electronics Merger Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly-owned subsidiary of Venom Electronics Holdings, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.33 1/3 per share (which we refer to as “Shares”), of Cobra Electronics Corporation, a Delaware corporation (which we refer to as “Cobra”), at a purchase price of $4.30 per Share, net to the seller in cash without interest, less any applicable withholding taxes thereon, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser; however, Cobra stockholders may challenge Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, this Letter of Transmittal and the instructions hereto) in a court of competent jurisdiction.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: , 2014

(Signature(s))

(Please Print Name(s))
Address

Include Zip Code
Area Code and Telephone No.

Taxpayer Identification or Social Security No.